Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement No. 333-207005 of our report dated April 15, 2015, except for the effects of the 1-for-50 reverse split of the Company’s common stock discussed in Note 1 to the consolidated financial statements as to which the date is November 4, 2015, relating to the consolidated financial statements of Ominto, Inc. (f/k/a Dubli, Inc.) and subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

November 13, 2015